Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Fidelity Oxford Street Trust of our reports dated September 12, 2025, relating to the financial statements and financial highlights of Fidelity Commodity Strategy Fund and Fidelity Series Commodity Strategy Fund, which appear in Fidelity Oxford Street Trust’s Certified Shareholder Report on Form N-CSR for the year ended July 31, 2025. We also consent to the references to us under the headings: “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 19, 2025